Exhibit 5.1

Opinion of K&L Gates LLP

May 13, 2009

Annaly Capital Management, Inc.
1211 Avenue of the Americas, Suite 2902
New York, New York 10036

Re: Registration of Shares on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Annaly Capital Management, Inc., a Maryland corporation (the “Company”), in connection with a Registration Statement on Form S-3 filed on May 13, 2009 and all amendments thereto (collectively, “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), for the registration of shares of preferred stock, $0.01 par value per share, of the Company (the “Preferred Shares”), and shares of common stock, $0.01 par value per share, of the Company, including any shares of common stock issuable upon the conversion of any Preferred Shares (“Common Shares” and collectively, the “Shares”). Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

You have requested our opinion as to the matter set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Articles of Incorporation, as amended and supplemented (the “Charter”), and Bylaws, as amended, and the corporate actions of the Company that provide for the adoption and subsequent amendments of the Registration Statement and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company in rendering our opinion. We have further assumed the legal capacity of natural persons. We have also assumed the issuance of, and certain terms of, the Shares will be approved by the board of directors of the Company, or a duly authorized committee thereof, in accordance with the Maryland General Corporation Law, the Charter, the Bylaws and such resolutions (the “Corporate Proceedings”) prior to the issuance thereof. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Maryland General Corporation Law, including the applicable provisions of the Maryland Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that:

Annaly Capital Management, Inc.
May 13, 2009

1. The Company is a corporation duly incorporated and existing and in good standing under the laws of the State of Maryland.

2. The Common Shares have been duly authorized for issuance by the Company and, when and if issued and delivered against payment therefor in accordance with the Corporate Proceedings, will be validly issued, fully paid and nonassessable.

3. The Preferred Shares have been duly authorized for issuance by the Company and, when and if issued and delivered against payment therefor in accordance with the Corporate Proceedings, will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP